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On November 8, 2003, R.R. Donnelley & Sons Company (“RR Donnelley”) and Moore Wallace Incorporated (“Moore Wallace”) entered into a definitive agreement to combine the two companies. This communication is not a solicitation of a proxy from any securityholder of Moore Wallace or RR Donnelley. Moore Wallace and RR Donnelley have filed a Joint Management Information Circular and Proxy Statement regarding the proposed transaction with the U.S. Securities and Exchange Commission (SEC), and Moore Wallace has filed the Joint Management Information Circular and Proxy Statement with the Canadian securities regulatory authorities.

WE URGE INVESTORS IN RR DONNELLEY AND MOORE WALLACE TO CAREFULLY READ THE JOINT MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT RR DONNELLEY, MOORE WALLACE AND THE PROPOSED TRANSACTION.

Investors and securityholders may obtain the Joint Management Information Circular and Proxy Statement and any other relevant documents filed by RR Donnelley and Moore Wallace free of charge at the SEC’s website, www.sec.gov, and at the website of the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) maintained by the Canadian Securities Administrators at www.sedar.com. In addition, investors and securityholders may obtain free copies of the Joint Management Information Circular and Proxy Statement filed with the SEC by RR Donnelley by contacting RR Donnelley Investor Relations, 77 West Wacker Drive, Chicago, IL 60601, Tel. (312) 326-8926. Investors and securityholders may obtain free copies of the Joint Management Information Circular and Proxy Statement filed with the SEC and SEDAR by Moore Wallace by contacting Moore Wallace Investor Relations, One Canterbury Green, Stamford, CT 06901, Tel. (203) 406-3298.

RR Donnelley, Moore Wallace and their executive officers and directors may be deemed to be participants in the solicitation of proxies from RR Donnelley stockholders and Moore Wallace securityholders in favor of the proposed transaction. Information regarding the security ownership and other interests of RR Donnelley’s and Moore Wallace’s executive officers and directors is included in the Joint Management Information Circular and Proxy Statement.

The following is a transcript of a conference call of representatives of Moore Wallace Incorporated with members of the investment community on February 6, 2004. The archived audio of the call may be accessed at http://www.moorewallace.com/wwwMooreWallace/InvestorRelations/EmailAlerts/EventsCalendar.asp until March 7, 2004:

Operator

Good morning. My name is Constance and I will be your conference facilitator today. At this time I would like to welcome everyone to the Moore Wallace fourth quarter conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this meeting simply press star then the number one on your telephone keypad. Your questions will be taken in the order they are received. If you would like to withdrawal your question press star then the number 2 When asking your question please step close to your speaker system and please do not place your speaker phone on mute, if you are able please pick up your handset before asking a question. Thank you. The host for today’s call is Ms. Julie Gottlieb, the company’s VP of Investor Relations. Ladies and gentlemen, you may begin your conference.

Julie Gottlieb—Moore Wallace Incorporated—VP of IR

Thank you, Constance. Good morning, everyone, and thank you for joining us today for Moore Wallace’s conference call to discuss our results for the fourth quarter and fiscal year ended December 31, 2003. Speaking on the call today for management is Mark Angelson, CEO, and Mark Hiltwein, EVP and CFO. Following their prepared remarks, we will open up the call for questions. A replay of this conference call will be available through next Friday, February 13. The replay can be accessed by dialing (706) 645-9291 (for both domestic and international calls) and entering the conference I.D. 5272005. This call is also being simultaneously webcast and will be archived on our Web site for 30 days at www.moorewallace.com. As a reminder, this call cannot be taped or otherwise duplicated without the company’s prior consent.

I’d also like to remind everyone that today’s comments will include forward-looking statements. These statements and projections are subjects to risks and uncertainties that may cause actual results and events to differ materially. All forward-looking statements made today reflect the company’s current expectations only, and we disclaim any intention or responsibility to update such statements. If you are listening to a replay of this call, please be aware that our statements reflect our expectations only as of February 6, 2004, the date of this call’s original broadcast. We encourage to you read the company’s periodic filings with the SEC and the Canadian securities regulatory authorities, including our 2003 10-K, which we intend to file in the next few weeks. These filings discuss in full factors that could cause actual results to differ from those made in any forward-looking statements. These filings are located in the Investor Relations section of our website at www.moorewallace.com. You can also find our EDGAR filings on the SEC’s website, www.sec.gov, and our SEDAR filings at www.sedar.com.

One last bit of housekeeping. Throughout the call we will refer to non-GAAP financial measures, which have been adjusted to exclude charges primarily related to the acquisition and restructuring associated with the Wallace transaction. Please refer to the press release and the related footnotes for GAAP information, detailed definitions of non-GAAP measures, and a reconciliation of GAAP to non-GAAP financial information.

We believe that the presentation of non-GAAP results provides you with useful supplementary information concerning our ongoing operations and is an appropriate way to evaluate the company’s performance, but it is provided for informational purposes only. Non-GAAP measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. And now I’d like to turn the call over to Mark.

Mark Angelson—Moore Wallace Incorporated—CEO

Thank you, Julie, and good morning, ladies and gentlemen. I’m here today with Mark Hiltwein, Tom Quinlan and Michael Kraus. Given our pending transaction with R.R. Donnelly we will be limiting our prepared remarks and our responses in the Q&A in accordance with the requirements of our lawyers. We know you are interested in more information, and it’s our intention to share that with you as soon as we are able to do so. I will talk more about our communications timeline in just a little bit.

We’ve enjoyed a terrific quarter and a great year. But our accomplishments in 2003 were not easily achieved. We worked through external challenges with difficult economic and industry climate as well as the internal hurdles presented by the Wallace integration, including closing plants, relocating customer work and moving presses. Fortunately, virtually all of the disruption related to the integration is behind us. Our primary focus has been the achievement of enhanced profitability and cash flow through strict financial discipline. It’s not just about cutting costs. It’s about consistency, commitment and keeping our promises.

As we indicated a few weeks ago, our fourth quarter results came in better than expected with net sales of $883 million, non-GAAP earnings of $55 million, and non-GAAP diluted EPS of 34 cents. Our non-GAAP operating margin was 10.8%, up year over year from 7.2%, and up over Q3 from 9.1%. We are a full year early in achieving the 10% operating margin on a run rate basis that Mark Hiltwein has been promising you.

For the full year, net sales totaled nearly $2.9 billion, with non-GAAP net earnings of $144 million. Our non-GAAP operating margin of 9% for the year showed significant improvement over 2002’s 5.4%. We delivered non-GAAP diluted EPS of $1.01 at the high end of our recently revised guidance and nearly double last year’s 59 cents. With each quarter, our balance sheet gets stronger as well. During the fourth quarter, we reduced net debt by an additional $57.8 million, shareholder equity passed the $1 billion mark, and our net cash nearly doubled from the end of Q3 to the end of Q4.

We are encouraged by the modest organic sales growth in some of our businesses in Q4 as well. Our outsourcing, commercial print and direct mail businesses in particular benefited from increased activities from customers in the financial services, health care and telecom sectors. In addition, our cross-selling initiatives are taking hold nicely as our sales force—now with another quarter behind it —is better able to market a newly blended platform of integrated print solutions.

Turning to the R.R. Donnelly transaction…

The integration planning process with R.R. Donnelly was up and running immediately after the November announcement. We created teams across numerous disciplines, each one co-chaired by one representative from Moore Wallace and one from R.R. Donnelly. I’m delight to do report that the process is going very well indeed. Most of you know the Hart-Scott-Rodino waiting period expired in late December without a second request. The SEC did not make any comment or request further information, and our final joint proxy statement was filed and mailed to shareholders on January 20. The transaction is currently being reviewed under the Investment Canada Act with a decision—a favorable one—expected by February 17. The process is going well, on schedule and as expected. The shareholder vote for both companies is scheduled for February 23. Assuming shareholder approval, we will receive our final court approval for the transaction in Canada on February 25, with the official closing at the end of February as previously announced. On March 1, we expect to commence trading on the New York and Toronto Stock Exchanges and on the Chicago and Pacific Exchanges as well under the new symbol, RRD. Do not look for DNY anymore on March 1st. Do not look for MWI any more on March 1st— RRD it will be.

I am moving to Chicago on March 1 and will be there more often than not for the indefinite future. That means we will have to put off individual investor meetings and similar activities for a little bit until such time as we are ready to go live with accurate comprehensive information about the new R.R. Donnelly. I’m sure you’ll understand that we have to wait until we have clarity and confidence about the messages we communicate about our business before we communicate them. Those of you who know Moore Wallace well know that we have been very proactive in our investor outreach and response and, rest assured, R.R. Donnelly’s ongoing communications policy will be investor friendly, transparent and accessible. It is our intention to make our official debut, if you will, by hosting an investor meeting in conjunction with R.R. Donnelly’s annual shareholder meeting scheduled for April 14 in Chicago.

At that point we will be ready to share with you our business strategy and our operational priorities. We will give you financial guidance for 2004 and other information. And later in the spring, we will host individual and group investor meetings in each of New York City, Boston and the West Coast and perhaps elsewhere. We appreciate your patience and understanding as we devote our immediate time and attention to the business itself.

The new management team will be announced later this month. We are going to hunker down in Chicago and make this integration work. We have an extraordinary amount of work in front of us and we are keen to get started. We are very excited about our combination with R.R. Donnelly, which will create a global print and print-related powerhouse, a significantly stronger competitor and an excellent platform from which to create shareholder value. We will have a management team in place that has proven its ability to meet or exceed expectations and to achieve stated cost savings goals through a rigorous and expeditious integration process.

We believe that the combination will create a powerful platform and considerable opportunity for all our key stakeholders, but please bear in mind that this is not going to happen overnight or even as quickly as the Moore Wallace combination. 2004 will be a year of transition for us, identifying cost savings and building the platform that will enable to us recognize some very real rewards in 2005 and 2006.

Now I give you our Chief Financial Officer, Mark Hiltwein.

Mark Hiltwein—Moore Wallace Incorporated—EVP and CFO

Thank you, Mark. I have two topics to cover today, first a general and segment overview, followed by a review of financial statements and restructuring program. Our fourth quarter represents our 12th straight quarter of meeting or exceeding our shareholder expectations. Our non-GAAP EPS of 34 cents is 4 cents higher than the original consensus and is a penny above the revised consensus. In the midst of our integration we feel very good about our earnings and cash flow results for the fourth quarter as well as the full year. Our fourth quarter revenue of $882.7 million was stronger than we anticipated, the result of continued cross-selling success in Commercial Print and growth in the Outsourcing segment.

Forms and Labels revenue for the quarter was $476.7 million. This compares favorably to $440.5 million recorded in the third quarter, a sequential increase of 8%. This performance is especially impressive when you consider that many facilities were facing the prospects of training new personnel to manufacture on recently deployed presses. We believe that we have now properly right-sized the capacity and cost platform of our Forms and Labels segment and are better prepared to provide our customers with the most efficient delivery of their print-related products and services.

Our outsourcing segment continued to experience strong growth. As was the case in the first three quarters of the year, this business performed extremely well from a revenue perspective with nice growth over last year’s numbers. Revenues grew more than 16% year over year to $87.7 million. In addition, we continue to invest capital and resources in our invoice and statement printing business. We completed the acquisition of Payment Processing Solutions, Inc. on December 31 and are excited with the new mortgage statement product offering that PPS brings to our Outsourcing platform. As we have said in the past, we anticipate that Outsourcing will be our fastest growing and strongest margin business, and we feel as though we are well-positioned to provide new and existing customers with the most efficient distribution of time-sensitive material.

Commercial revenues grew 3% from Q3 of this year to Q4, from $307.7 million to $318.3 million. Upon the closing of the Wallace transaction, we believed that the Commercial Print business would provide us with one of the best opportunities for margin expansion. We are pleased to report that this is exactly what has happened. We feel very good about our ability to improve the operating margins in the commercial business through continued sales, financial and manufacturing disciplines, most importantly waste reduction initiatives. Another positive sign is our direct mail business, which also showed improved operating margin performance.

Next I would like to provide a summary of the financial statements. As outlined in the press release, our GAAP net earnings for the quarter were $40.1 million, or 25 cents diluted EPS. Our non-GAAP net income of $54.7 million, or 34 cents per share, is 4 cents above our original guidance. This performance is a result of our ability to rationalize our manufacturing platform to produce the same level of volume with a reduced number of facilities and presses. We have continued to manage our procurement spending to allow us to take advantage of our increased size. Our focus on selling, general and administrative costs will be maintained as we insure that all corporate headcount is delivering value and that all discretionary expenses have been analyzed and eliminated if they are not determined to be unnecessary.

The differences between our GAAP and non-GAAP results are described fully in the reconciliation of the press release summary, (1) COGS was adjusted by $6.9 million, related primarily to the disassembly and movement of equipment and inventory from vacated facilities; (2) SG&A was adjusted by $6.3 million. Of that total, $3.1 million is related to consulting, training and retention related to the consolidation of Moore Wallace, and the remainder is related to the pending combination of R. R. Donnelly; (3) An adjustment to a net recovery of restructuring charges of $5.9 million; (4) Depreciation and amortization was adjusted by $3.7 million for asset impairment, mainly capitalized software; (5) Investment and other income was adjusted by $515,000 as a result of amortization of the fair market value of the derivatives. (6) Finally, tax expense was adjusted by $4.2 million to reflect the company’s pro forma effective income tax rate of 32%.

Looking elsewhere on our income statement… On a consolidated basis, our non-GAAP gross profit margins were up sequentially from the September quarter from 29.8% to 30.7% this quarter. This increase is mainly due to having an additional quarter in which to improve the performance in our manufacturing facilities after the disruption caused by the plant closures and redeployment of presses.

Non-GAAP SG&A as a percentage of sales is relatively flat at 16.5% versus 16.2% in Q3. Although we have made progress reducing our SG&A costs, we believe there are still costs that we need to drive out of the corporate cost structure and will work diligently to the insure that no unnecessary costs remain. Our operating income margin on a non-GAAP basis improved to 10.8% in Q4 from 9.1% in Q3 and from 7.2% a year ago. Non-GAAP depreciation and amortization for the quarter was $30 million. Interest expense was $13.9 million, reflecting a second refinancing of our debt since the closing of our merger in May. Our pro forma effective tax rate is 32%.

Our balance sheet and cash flow also continues to be strong. The balance sheet at December 31 reflects: (1) net cash of $91.9 million versus $50.7 million at the end of September 30, 2003. (2) Total debt of $906.7 million compared to $923.3 million at September 30, 2003. (3) A reduction in net debt of $57.8 million from $872.6 million at September 30, to $814.8 million at December 31. (4) Shareholders equity of $1.04 billion, an increase from $950.9 million at September 30.

We are very pleased with the pace of our cash flow generation since the close of the merger. Our average cost of borrowing remains steady at 5.1% in Q4. Our cash interest for the quarter was $6.1 million. Cash taxes were $1.5 million. CapEx was $31.6 million for the quarter. The majority of the investments made in our Outsourcing business related primarily to new contracts as expected. In summary, we are satisfied that we have delivered another quarter and another full year performance that exceeded our original expectations. 2003 was a very challenging year from an economic integration standpoint, and we look forward to the new opportunities from the combination with R.R. Donnelly. With that I would like to return the call to Mark Angelson.

Mark Angelson—Moore Wallace Incorporated—CEO

Thank you, Mark. Just a reminder before we open up the call for questions and answers that we are not going to give guidance for Moore Wallace standalone or for the combined R.R. Donnelly today, that we will, in fact, do that in the spring, and that there are lawyers’ constraints on what we are able to say in respect to the combination with R.R. Donnelly because of the pending transaction. With that, operator, please open the lines for questions and answers.

Operator

At this time I would like to remind everyone if you would like to ask a question please press star then the number one on your telephone keypad. Please limit yourself to one question. If you have an additional question please press star then the number one to reenter the queue. We will pause for just a moment to compile the Q&A roster. Your first question comes from Douglas Arthur of Morgan Stanley.

Douglas Arthur—Morgan Stanley—Analyst

Good morning. Mark, I’m wondering if you can talk about organic revenue growth year over year by segment? And then, Mark Angelson, I’m wondering, you talked about the integration with what will being mostly done at this point. I’m wondering if you can just drill down into a little bit, Wallace, I think at the time of the combination Wallace had 23 printing plants and you guys had 40. Can you talk about where you are now and are you in the sixth, seventh or eighth inning of that? Thanks.

Mark Angelson—Moore Wallace Incorporated—CEO

I am going to talk your second question, first, Doug and I am going to turn it over to Mark Hiltwein. We are in the eighth inning. Mark?

Mark Hiltwein—Moore Wallace Incorporated—EVP and CFO

On an organic growth basis year over year quarter over quarter our commercial group was down just slightly, a little less than 1%. Our outsourcing group was up in excess of 10% and our forms business was down mid-single digits.

Mark Angelson—Moore Wallace Incorporated—CEO

Tom, would you speak with a little bit more substance to exactly where we are in the integration in response to Doug’s question please?. I think I probably should have said we are in the ninth inning.

Tom Quinlan—Moore Wallace Incorporated—EVP Business Integration

From an IT standpoint, we still have to go ahead from a systems standpoint, ARAP., fixed assets, it’s down to that granular detail that we are at right now so we are still on our way to go ahead from an information technology standpoint being where we need to be. To give you an idea we impacted in excess of 70 sales offices that we’ve gone ahead and consolidated, put underneath one roof. You talked about facilities before, the bulk of those facilities are behind us now. So really we are in the weeks on the detailed integration now and excited about where we are now given the fact that March 1 is, right around there we will begin the Donnelly integration.

Douglas Arthur—Morgan Stanley—Analyst

Just specifically you had 60 plus plants between the two companies, Wallace and Moore, can you talk about how many you have now or do you not look at it that way?

Tom Quinlan—Moore Wallace Incorporated—EVP Business Integration

We don’t look at it that way, Doug. It’s either to say from a plant standpoint our capacity is getting, moving up to levels where we would like it to be, and we’ve disposed of in excess of 50 presses. We’ve moved in excess of 70, relocated presses. Our [unintelligible] is where we need it to be and that’s the metrics we look at as opposed to how many facilities we would have.

Mark Hiltwein—Moore Wallace Incorporated—EVP and CFO

Doug, I think you can see from a depreciation and amortization perspective that we’ve really have been aggressive in shutting down plants and also presses and you can see that is a fact that our D&A for the quarter was on a nonn-GAAP basis was about $30 million. So we have been aggressive taking down presses and also consolidating plants.

Douglas Arthur— Morgan Stanley—Analyst

Okay. Great. Thank you.

Operator

Your next question comes from Charles Strauzer of CJS Securities.

Charles Strouzer—CJS Securities—Analyst

Good morning. A couple questions, I know you could talk too much about forward-looking statements, can you talk a little bit, maybe Mark Hiltwein about the P.P.S. business you just bought, give some historical statistics, growth rate assumptions that you haven’t talked about before?

Mark Hiltwein—Moore Wallace Incorporated—EVP and CFO

Charlie, we haven’t given a whole lot of detail on that business. What I will say is that the growth potential that we see in our legacy outsourcing business is very similar to what we see in our PPS business, both from a revenue growth perspective but also from an EBITDA and operating margin perspective.

Charles Strouzer—CJS Securities—Analyst

So you can’t give me any historical in terms of revenue and operating margins

Mark Angelson—Moore Wallace Incorporated—CEO

What we have for you Charlie is that we paid $92 million give or take for the thing. It fits like a glove, it gives us the jump start that I’ve said in the past publicly that we’ve been looking for in respect of our mortgage statement outsourcing business. It will be accretive in the first year. We’ve identified cost savings opportunities already. The management team is tucked in nicely and we are finishing digesting it and until we are done, we are not going to speak to it any more.

Charles Strauzer—CJS Securities—Analyst

Mark Hiltwein, operating margin by segment, did you give that out or did I miss that, I apologize?

Mark Hiltwein—Moore Wallace Incorporated—EVP and CFO

I did not give it out but for the quarter, Charlie, the outsourcing was 22.5%, forms and labels was 15.8 and commercial was 10.6. Keep it in mind it doesn’t have the corporate number in it.

Charles Strauzer—CJS Securities—Analyst

It sounds like commercial is behaving very nicely?

Mark Hiltwein—Moore Wallace Incorporated—EVP and CFO

Yeah, we are happy with the progress that we’ve made there and one of the things that we anticipated through the merger with Wallace was that we were going to be able to fix that business and return that business to double-digit margins.

Mark Angelson—Moore Wallace Incorporated—CEO

Thanks to Dean Cherry and his fine team, Integrated Graphics, which is as it was four, five years ago, is now in effect, properly named.

Charles Strouzer—CJS Securities—Analyst

Excellent. Mark Angelson, can you talk a little bit about bench strength if you can, that was something that was a topic of last quarter’s conference call? With Tom Oliva gone, can you talk about I know you don’t want to give out your full outlook, can you talk about why Tom left, can you talk about what steps were taken to try and keep him? Obviously I view that personally as a loss to the company in terms of bench strength, can you address that?

Mark Angelson—Moore Wallace Incorporated—CEO

Thank you, Charlie. I stated publicly that when we put these two companies, R.R. Donnelly and Moore Wallace together, that they were going to be casualties on both sides, that there was going to be the creation of an industry-wide all star team, that the new management team would be comprised of people from R.R. Donnelly, people from Moore Wallace and people from elsewhere; for that matter. It was clear that we were not going to have a President, COO of the entire company out of the box. Here we are awash in talent. We are delighted with what we have found among the people in our businesses at R.R. Donnelly. We are also delighted with the growth and development of the Moore Wallace executives just over the course of the last year or so. And although I am not going to make any announcements now, we are doing this in an orderly way in terms of who is going to be doing what in the organization, we are, a small number of weeks away from doing that, I can tell you there are going to be, you will read of more departures on both sides of this thing. We have more talent than we need and we are just in the process of picking the best. Tom has stated that he is going to go spend time with his family. He is in fact going to do that. He had an opportunity to pull his chute, he did it was no surprise and that’s all I have to say about that. I am delighted, could not be happier with the management lineup coming from both sides and from elsewhere.

Charles Strauzer—CJS Securities—Analyst

Great. Lastly maybe, Mark, but you talked about cross-selling starting to work and kicking in for the quarter. Can you quantify that, could you give a little more granularity?

Mark Angelson—Moore Wallace Incorporated—CEO

I’m not actually, I’m not actually inclined to do that but I will give you some anecdotal stuff. I was in the southeast region of the United States last week with a customer with Bob Nelson, best in the world corporate accounts and national accounts sales leader and we find ourselves now with opportunities to take our existing total print management or integrated print solutions platform and stretch it across R.R. Donnelly long run offset platform. It has done remarkably well for us so far. Bob and his team have done a spectacular job and the opportunities, the revenue synergies, we’ve talked to the equity investors about revenue synergies, they say show me, we are going to show you, the revenue synergies with R.R. Donnelly are absolutely wonderful and we’ve already tested it and already seen it.

Charles Strauzer—CJS Securities—Analyst

That sounds great. Good luck on the integration and the vote and we will talk to you in the spring.

Mark Angelson—Moore Wallace Incorporated—CEO

Thanks, Charlie.

Operator

Your next question comes from Glenn Krevlin from Glenhill Capital.

Glenn Krevlin—Glenhill Capital—Analyst

Good morning, congratulations. Just maybe on a qualitative basis if you could walk me through the margin improvement and why you are sort of a year ahead of plan, what’s gone better than you expected, what sort of areas you can highlight for me?

Mark Angelson—Moore Wallace Incorporated—CEO

I am going to start that and then kick it over to Mark. We are ahead of the plan in significant part because the integration happened more quickly than we thought it was going to, that is largely but not entirely a function of Tom Quinlan and his fine team but also very significantly a function of Mark Hiltwein and his team who have just knocked the daylights out of the procurement side of this thing and it’s been just remarkable what they’ve been able to do, taking advantage of the larger platform that we have and the economies of scale and the purchasing power. Mark, why don’t you pick that up?

Mark Hiltwein—Moore Wallace Incorporated—EVP and CFO

Thanks, Mark. When we originally talked about that 10 percent, that was even prior to the Wallace combination, so I think that that combination actually accelerated our progress for that and a couple of the basic things that we’ve done is we’ve really right-sized the capacity and the cost structure of the entire organization, and that means manufacturing, it also means on the corporate and SG&A side. As I said we still have some room that we can take some costs out and we are absolutely going to do that. But with the combined size of the company, we’ve been able to leverage our purchasing power. So it’s a number of things that has allowed us to get to that 10% margin quickly than we anticipated.

Tom Quinlan—Moore Wallace Incorporated—EVP Business Integration

Glenn, Tom Quinlan. The other part of this, too, which is just as significant as what Mark just said, Dean and the team here from the manufacturing standpoint there are people that were at the Integrated Graphics organization that were never empowered to go ahead and do the thing that they knew needed to be done to get the business to where it needed to be. From a manufacturing standpoint and a sales standpoint, both from the direct sales as, that was led up until the end of the year by Tom Brooker, and by the individual salespeople at the local facilities, they’ve just really have been motivated and are out there every day delivering for us and hats off to them as far as what they’ve done here and what they are going to do in 2004.

Glenn Krevlin—Glenhill Capital—Analyst

Just a quick second question. Are you beginning to see any better signs in the commercial business to the function of better economy than we’ve been seeing and reading about?

Mark Angelson—Moore Wallace Incorporated—CEO

Yes.

Glenn Krevlin—Glenhill Capital—Analyst

That’s all you’ve got to say?

Mark Angelson—Moore Wallace Incorporated—CEO

What do you want? I mean, I’ve described in the past, in fact as recently as last quarter I said that we were starting to see green shoots and, green shoots of spring in the economy but I wasn’t then ready to say whether it was a false start or whether it was real. That has continued nicely over the last 90 days. We see a turn coming in the economy. If it holds that will be a very good thing for us because it will give us some wind in our backs just as we are getting started in this new platform. There are no guarantees, we don’t thinking any buildings are going to blow up but things sometimes stop just as abruptly as they start. The economy is looking better to us now than it was a year ago, even a quarter ago.

Glenn Krevlin—Glenhill Capital—Analyst

Is it broad-based or specific industries, where are you seeing it?

Mark Angelson—Moore Wallace Incorporated—CEO

We are seeing it across the board.

Glenn Krevlin—Glenhill Capital—Analyst

That’s fabulous. Thanks very much.

Operator

Your next question comes from Andy Van Houten of Deutsche Bank.

Mark Hiltwein—Moore Wallace Incorporated—EVP and CFO

Nice to see you are covering equities.

Aaron Watts—Deutsche Bank—Analyst

Actually this is Aaron Watts sitting in for Andy, but we take an interest in the equity side, too. Just a quick question, actually shifting back to the debt focus, do you have any color you can provide on what you are thinking of doing with your senior notes going forward with the merger with Donnelly?

Mark Hiltwein—Moore Wallace Incorporated—EVP and CFO

No.

Aaron Watts—Deutsche Bank—Analyst

Do you know when we’ll be able to get some color on that?

Mark Hiltwein—Moore Wallace Incorporated—EVP and CFO

Soon.

Aaron Watts—Deutsche Bank—Analyst

Okay. All right, guys. Congratulations on another good quarter.

Mark Hiltwein—Moore Wallace Incorporated—EVP and CFO

Thank you very much.

Operator

Your next question is a follow up from Douglas Arthur of Morgan Stanley.

Craig Huber—Morgan Stanley—Analyst

It’s actually Craig Huber this time. Can you just drill down on business forms, narrow niche business forms, the whole segment form labels was down x%. How much was business forms revenues down? Also the corporate line cash base a year ago i think was roughly—what was that like this quarter?

Mark Angelson—Moore Wallace Incorporated—CEO

You broke up a little bit there. We got the first question but not the second.

Craig Huber—Morgan Stanley—Analyst

The second question what was the corporate line, it was $30 million on a cash basis last year how much was it this year? And I have one other follow-up after that. Thanks.

Mark Angelson—Moore Wallace Incorporated—CEO

I am going to start and kick it over to Mark. What we are doing with the standard forms business which for us across the industry continues to decline on a 3, 3 1/2% basis, we are managing it for cash, it is still a very nice cash count for us. It ain’t getting bigger. We may have some ways to make it a little bigger to do that profitably we do that a lot on our plate right now. You can assume we are going to continue to match revenues with expenses. You can assume that we will continue to make fixed expenses into variable expenses and I’m feeling pretty good about that business and the way we are managing it. Mark you want to go too?

Mark Hiltwein—Moore Wallace Incorporated—EVP and CFO

Sure. Craig, as far as the corporate number for the quarter, are you talking from an EBIT basis it was an expense of $33.6 million for the quarter?

Craig—Huber—Morgan Stanley—Analyst

33.6?

Mark Hiltwein—Moore Wallace Incorporated—EVP and CFO

Right. And just to mirror Mark’s remarks about the forms and labels, that segment has other products in it as we talked about, we’ve got obviously labels and forms but also office products and we believe that a good portion of the erosion that we’ve seen this year is somewhat related to the distraction that we put the entire company through and we believe that if we continued to drive towards our middle market focus of going after the smaller customers we believe that we can mitigate some of the decline that is anticipated in the forms business. And some have actually said that the decline will start to slow over the next couple of years as the early adopters have been out there and have taken a lot of their forms to electronics. So we are very optimistic. One, because the margins are very good, two, because we haven’t had to invest a lot of capital in the business because there have not been a lot of new, new technologies that have come forth in the forms business. But we are obviously very happy with the platform that we are going into 2004 with.

Mark Angelson—Moore Wallace Incorporated—CEO

One more thing, if I may, about that. Jim Riffe has been the leader of the manufacturing side of our forms business for several years now and has done just a fabulous job of rationalizing that platform. He’s a leader from the top of his head to the bottom of his toes, and he is going to have some new expanded responsibilities in the R.R. Donnelly platform. He has done a very fine job of training and bringing along Mr. Cortez, his successor there, and we are happy where we are not only in the forms business but also for what we are going to be able to do with the cash that the forms business continues to generate in terms of building the rest of the platform.

Craig Huber—Morgan Stanley—Analyst

Could you be a specific to quantify how much labels i think change is there versus other forms. My other question I want to ask you is payment—-

Mark Angelson—Moore Wallace Incorporated—CEO

Craig, if you could get a little closer to the speaker. We are just not hearing you well.

Craig Huber—Morgan Stanley—Analyst

I am talking on the handset. I’m sorry.

Mark Angelson—Moore Wallace Incorporated—CEO

That’s better.

Craig Huber—Morgan Stanley—Analyst

Can you just quantify the revenue change for labels and also the revenue change for pure business forms in the quarter.

Mark Hiltwein—Moore Wallace Incorporated—EVP and CFO

I don’t have that much detail right now, Craig, but the decline was impacted more in the forms business than it was in the labels business just because we had much more distraction as we took out greater than five full forms claims. The decline was more in forms than labels and office products.

Craig Huber—Morgan Stanley—Analyst

Okay. Lastly if I could, could you just this Payment Processing acquisition how much of what you paid for was in stock versus in debt? Thanks.

Mark Angelson—Moore Wallace Incorporated—CEO

Michael, what was the breakdown?

Michael Kraus—Moore Wallace Incorporated

We delivered approximately 1.5 million shares of stock peculiar the remainder, about $41 million was in cash which included the refinancing of the debt and the remaining is subject to a shareholder vote which we will know the answer to on the 23rd.

Craig Huber—Morgan Stanley—Analyst

Great. Thank you.

Operator

Your next question comes from Charles Strauzer of CJS Securities.

Charles Strauzer—CJS Securities—Analyst

Just a quick follow up. You didn’t really talk about the competitive or pricing environment, can you comment on what you see in the pricing environment first, how your competitors are reacting to the combination?

Mark Angelson—Moore Wallace Incorporated—CEO

This is the printing industry, right, so prices don’t go up. It continues to be a tough, cruel world out there, it’s a game of pennies and nickels and dimes. We think we are better at playing this particular field than anybody else. We have plenty of competitors but we now have as you know no cross platform competitors. There is nobody else who can do everything that we can do. We are as, R.R. Donnelly has been typically regarded host of people as competitors. In their core businesses [inaudible], graphics others. Those people are now segment competitors as well as so we think we have the portfolio a lot better balanced than it ever has been before and anybody else’s at the moment. But it’s still tough out there. This is an industry that has a cross over capacity. It is an industry that cries out for consolidation. I reiterate that we are going to be a “consolidator” rather than a “consolidate” but the first thing that we are going to do is stick to our knitting and make this integration work and have R.R. Donnelly continue, the new R.R. Donnelly continue as the industry leader.

Charles Strauzer—CJS Securities—Analyst

And Mark Hiltwein, one quick question, I missed the revenue number you gave before on forms and labels,

Mark Hiltwein—Moore Wallace Incorporated—EVP and CFO

The revenue was $476.7 million. That was versus $440.5 million in the third quarter.

Charles Strauzer—CJS Securities—Analyst

Great. Thanks again.

Mark Hiltwein—Moore Wallace Incorporated—EVP and CFO

Thank you, Charles.

Mark Angelson—Moore Wallace Incorporated—CEO

Operator, with no further questions we are going to end our call and get back to work. I would like to thank each and every one of the Moore Wallace investors for having stuck with us all this time. We are very grateful to you for your support. I would like to welcome the R.R. Donnelly investors who have dialed into this call and we look forward formally to addressing all of you as R.R. Donnelly investors when next we speak with you with next quarter’s results. Thank you very much. All best wishes to everybody. We are still working hard. I think we are still having fun. Good-bye.

Operator

This concludes today’s Moore Wallace fourth quarter conference call. You may now disconnect.